**GLENN WELSTAD**
1172 W. Grange Ave
Post Falls, ID 83854

February 19, 2013

Board of Directors
Command Centers, Inc.
3901 N. Schreiber Way
Coeur d'Alene, Idaho 83815

Re: Resignation of Glenn Welstad

Gentlemen:

Please accept this letter as my resignation as Command Center, Inc.'s President, Chief Executive Officer and Chairman of the Board of Directors, effective immediately.

It is with heavy heart, but firm resolve that I feel it is time for me to pursue new and different challenges. My time at Command Center, Inc., from its founding in 2003, taking the Company public in 2005, to the present, has encompassed some of the most exciting and rewarding experiences of my life. However, it has become apparent that through the actions of certain Board Members requesting me to step aside in early December, 2012, I am now unable to fulfill my obligations to Command Center's employees, clients and investors and must, therefore, resign.

I stepped aside in December with the knowledge that the company I founded and nurtured for nearly 10 years was well positioned for growth and profitability with 59 branches operating in 24 states. I wish you, the Board and the entire Command Center family continued success in the future.

Respectfully submitted,

Glenn Welstad